Exhibit 99.1

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 397-8589 tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST ANNOUNCES EARLY ANTI-TRUST APPROVAL

AND COMPLETION OF MEDIAN KLINIKEN ACQUISITION

$880 Million Purchase and Leaseback of 40 Hospital Facilities

Expected to Close on Expedited Basis

BIRMINGHAM, Ala., December 16, 2014 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) announced that MEDIAN Kliniken Group has received regulatory approvals from the German antitrust authorities to complete its sale to affiliates of Waterland Private Equity and MPT, and has closed the sale as of December 15. The parties initially expected the approval would not be received until some point in the first quarter of 2015.

The prompt antitrust approval and sale is further expected to accelerate MPT’s $880 million purchase and leaseback of MEDIAN’s 40 hospital facilities by at least several weeks ahead of initial expectations. In addition, MPT now expects to fund, and begin accrual of income on, up to approximately $500 million of such purchase prices during the remainder of 2014. The purchase and leaseback transactions are subject to customary real estate, regulatory and other closing conditions, including waiver of any statutory pre-emption rights by local municipalities. MPT expects to complete these transactions in the first quarter of 2015.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s lease model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of, the Median acquisition and sale-leaseback transactions described herein; the capacity of the Company’s tenants to meet the terms of their agreements; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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